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Exhibit 99.1
Other Exhibits


                              FREEWILLPC.COM, INC.


May 11, 2002


John Duffell
24 Avenue de la Grenade
CH 1207 Geneva
Switzerland

         This is to memorialize an agreement by and between you and FreewillPC.com, Inc. (the "Company") whereby the Company requested that you identify potential acquisition candidates for the Company.

         As compensation for services rendered to the Company in the introduction of a leisure-related network of companies, in lieu of cash compensation in the amount of $80,000, you shall be entitled to receive from the Company 800,000 shares of the Company's common stock, to be delivered to you as soon as practicable after registration of those shares on Form S-8 under the Securities Act of 1933 and delivery of the required prospectus documents.

         If this is acceptable, please sign where indicated below. Thank you for your assistance.

                                                Very truly yours,

                                                FREEWILLPC.COM, INC.

                                                By: /s/ JAMES LEADERER
                                                    ------------------------
                                                        James Leaderer
                                                        President

Agreed and accepted:

/s/ JOHN DUFFELL
----------------------
John Duffell